UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 27, 2006

SONUS PHARMACEUTICALS, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-26866	95-4343413
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

22026 20th Avenue S.E., Bothell, Washington   98021
(Address of principal executive offices)

(425) 487-9500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

Sonus Pharmaceuticals, Inc. has reached agreement with the Cancer and Leukemia Group B Foundation (the CALGB) to acquire rights to use data from the CALGB Study 9840, a Phase 3 trial comparing weekly dosing of Taxol® (paclitaxel injection) to three-weekly dosing of Taxol in patients with metastatic breast cancer, in order to support regulatory submissions for TOCOSOL® Paclitaxel (paclitaxel injectable emulsion).

TOCOSOL Paclitaxel, Sonus’ anti-cancer drug, is currently in a Phase 3 pivotal trial in patients with metastatic breast cancer. The Phase 3 study is comparing the safety and efficacy of TOCOSOL Paclitaxel administered weekly with Taxol administered weekly. The U.S. Food and Drug Administration (FDA) has indicated to Sonus that a New Drug Application (NDA) approval will require either (a) demonstration of superior efficacy of TOCOSOL Paclitaxel compared to Taxol; or (b) demonstration of non-inferior efficacy as compared to Taxol and either (i) a change of the approved label for Taxol to include a weekly dosing schedule or (ii) availability of reviewable data from a trial comparing the efficacy of Taxol using a weekly dosing schedule to that of Taxol using the currently approved three-weekly dosing schedule.

In the event that TOCOSOL Paclitaxel does not achieve superior efficacy over Taxol in the Phase 3 trial or the approved label for Taxol is not changed to include a weekly dosing schedule, it is Sonus’ intent to submit the CALGB 9840 data to the FDA as part of the TOCOSOL Paclitaxel NDA to support weekly dosing of Taxol as a reference arm in the ongoing Phase 3 trial. Based on the summary presentation of CALGB 9840 at the American Society of Clinical Oncology (ASCO) 2004 annual meeting and discussions with the FDA, Sonus believes that the data from this study should fulfill the FDA’s requirement to submit a reviewable data set that compares weekly dosing of Taxol to three-weekly dosing of Taxol, and demonstrate the weekly regimen to be non-inferior to the every three-weekly regimen. However, Sonus has not yet analyzed the CALGB 9840 data, and there can be no assurance that the data obtained from this study will be sufficient to support the TOCOSOL Paclitaxel NDA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONUS PHARMACEUTICALS, INC.

Date: July 5, 2006	By:	/s/ Alan Fuhrman
Alan Fuhrman
Senior Vice President and Chief Financial Officer